As filed with the U.S. Securities and Exchange Commission on February 9, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VALLON PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	82-4369909 (I.R.S. Employer Identification Number)

Two Logan Square
100 N. 18th Street
Suite 300
Philadelphia, PA 19103
(267) 207-3606

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Baker
Chief Executive Officer
Vallon Pharmaceuticals, Inc.
100 N. 18th Street, Suite 300
Philadelphia, PA 19103
(267) 207-3606

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Faith L. Charles, Esq. Jennifer A. Val, Esq. Kaoru C. Suzuki, Esq. Thompson Hine LLP 335 Madison Avenue, 12th Floor New York, NY 10017-4611 (212) 344-5680	Barry I. Grossman, Esq. Sarah Williams, Esq. Matthew Bernstein, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 (212) 370-1300

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒   333-249636

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☒	Smaller Reporting Company ☒
Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Stock, $0.0001 par value per share	$5,336,000	$582.16

(1)	Represents only the additional shares being registered and includes an additional 87,000 shares issuable upon the exercise of the underwriters’ option to purchase additional shares. Does not include the securities that the registrant previously registered on the Registration Statement on Form S-1 (File No. 333-249636), as amended (the “Registration Statement”).

(2)	The registration fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(3)	The registrant previously registered 1,920,500 shares of its common stock for which the fee was $2,095.27 on the Registration Statement, which was declared effective by the U.S. Securities and Exchange Commission on February 9, 2021. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $5,336,000 is hereby registered.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act.

EXPLANATORY NOTE AND INCORPORATION OF

CERTAIN INFORMATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended (“Securities Act”), Vallon Pharmaceuticals, Inc. (“Registrant”) is filing this Registration Statement on Form S-1 (this “Registration Statement”) with the Securities and Exchange Commission (“Commission”). This Registration Statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1 (File No. 333-249636), as amended (the “Prior Registration Statement”), which the Registrant originally filed with the Commission on October 23, 2020, and which the Commission declared effective on February 9, 2021.

The Registrant is filing this Registration Statement for the sole purpose of increasing the aggregate number of shares of common stock reflected in the Prior Registration Statement by 667,000 shares, which includes an aggregate of 87,000 shares of common stock that may be sold pursuant to the underwriter’s option to purchase additional shares. The additional securities that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement and all exhibits to the Prior Registration Statement are incorporated by reference into this Registration Statement.

The required opinions and consents are listed on the Exhibit Index attached hereto and filed herewith.

CERTIFICATION

The Registrant hereby certifies to the Commission that (1) it has instructed its bank to pay the filing fee set forth on the cover page of this Registration Statement by a wire transfer of such amount to the Commission’s account at U.S. Bank as soon as practicable (but no later than the close of business as of February 10, 2021), (2) it will not revoke such instructions, (3) it has sufficient funds in the relevant account to cover the amount of such filing fee and (4) it will confirm receipt of such instructions by its bank during regular business hours no later than February 10, 2021.

PART II

Information Not Required in Prospectus

Item 16.   Exhibits and Financial Statement Schedules.

(a)   Exhibits

Exhibit No.	Description
5.1	Opinion of Thompson Hine LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Thompson Hine LLP (included in Exhibit 5.1).

24.1*	Powers of Attorney for directors and certain executive officers.

*	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Philadelphia, Pennsylvania, on the 9th day of February, 2021.

VALLON PHARMACEUTICALS, INC.

By:	/s/ David Baker
Name: Title:	David Baker President and Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

Name	Title	Date

/s/ David Baker	President and Chief Executive Officer (Principal Executive, Financial and Accounting Officer)	February 9, 2021
David Baker

*	Director, Chairman of the Board	February 9, 2021
Ofir Levi

*	Director	February 9, 2021
Joseph Payne

*	Director	February 9, 2021
Richard Ammer

*By:	/s/ David Baker David Baker Attorney-in-fact